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                                                                       EXHIBIT 2

                           CERTIFICATE OF DESIGNATION
                                     OF THE
                            SERIES A PREFERRED STOCK
                                       OF
                          EYETECH PHARMACEUTICALS, INC.

      The undersigned officers of Eyetech Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), CERTIFY:

      That, pursuant to the authority conferred upon the Board of Directors of the Corporation by its Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), the said Board of Directors, at a duly called meeting held on June 8, 2005, at which a quorum was present and acted throughout, adopted the following resolution, which resolution remains in full force and effect on the date hereof, creating a series of Preferred Stock having a par value of $.01 per share, designated as Series A Preferred Stock (the "Series A Preferred Stock"), out of the Corporation's shares of preferred stock, par value of $.01 per share (the "Preferred Stock"):

      RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of its Certificate of Incorporation, the Board of Directors hereby creates, authorizes and provides for 600,000 shares of its authorized Preferred Stock to be designated and issued as the "Series A Preferred Stock", having the voting powers, designation, relative, participating, optional and other special rights, preferences and qualifications, limitations and restrictions that are set forth as follows:

      1.    Dividends and Distributions.

            (A) Subject to the prior and superior rights of the holders of any shares of any other series of preferred stock or any other shares of stock of the Corporation ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, each holder of one one-hundredth (1/100) of a share (a "Unit") of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, an amount per Unit (rounded to the nearest cent) equal to (a) subject to the provision for adjustment hereinafter set forth, the aggregate per share amount of all cash dividends declared on shares of the Common Stock, and
(b) subject to the provision for adjustment hereinafter set forth, an amount per Unit equal to the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise) declared on shares of Common Stock, in each instance, at such time as such dividends are payable in respect of the Common Stock. In the event that the Corporation shall at any time after June 8, 2005 (the "Rights Declaration Date")
(i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or (iii) combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which the holder of a Unit of Series A Preferred Stock was entitled immediately prior to such event under clause (a) or (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the

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number of shares of Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

            (B) The Corporation shall declare a dividend or distribution on Units of Series A Preferred Stock as provided in paragraph (A) above at the same time as it declares a dividend or distribution on the shares of Common Stock (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock, by reclassification or otherwise).

            (C) Declared but unpaid dividends shall not bear interest. Dividends paid on Units of Series A Preferred Stock in an amount less than the aggregate amount of all such dividends at the time declared and payable on such Units shall be allocated pro rata on a Unit-by-Unit basis among all Units of Series A Preferred Stock at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Units of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

      2. Voting Rights. The holders of Units of Series A Preferred Stock shall have the following voting rights:

            (A) Subject to the provision for adjustment hereinafter set forth, each Unit of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall, at any time after the Rights Declaration Date, (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock or
(iii) combine the outstanding shares of Common Stock into a smaller number of shares, then in each such case the number of votes per Unit to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction (y) the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

            (B) Except as otherwise provided herein, in the Certificate of Incorporation or the Bylaws of the Corporation or as required by law, the holders of Units of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

      3.    Certain Restrictions.

            (A) Whenever quarterly dividends or other dividends or distributions payable on Units of Series A Preferred Stock as provided herein are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding Units of Series A Preferred Stock shall have been paid in full, the Corporation shall not:

                  (i) declare or pay dividends on, or make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of junior stock;

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                  (ii)  declare or pay dividends on, or make any other
distributions on, any shares of parity stock, except dividends paid ratably on Units of Series A Preferred Stock and shares of all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of such Units and all such shares are then entitled;

                  (iii) redeem or purchase or otherwise acquire for consideration shares of any parity stock, provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any junior stock; or

                  (iv) redeem or purchase or otherwise acquire for consideration any Units of Series A Preferred Stock, or any shares of parity stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such Units and shares of parity stock upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series and classes.

            (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation, unless the Corporation could, under paragraph (A) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

      4. Reacquired Shares. Any Units of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such Units shall, upon their cancellation, become authorized but unissued shares (or fractions of shares) of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

      5.    Liquidation, Dissolution or Winding Up.

            (A) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of junior stock, unless the holders of Units of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided in paragraph (B), the greater of either (a) $0.01 per Unit plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not earned or declared, to the date of such payment, or (b) the amount equal to the aggregate per share amount to be distributed to holders of shares of Common Stock, or (ii) to the holders of shares of parity stock, unless simultaneously therewith distributions are made ratably on Units of Series A Preferred Stock and all other shares of such parity stock in proportion to the total amounts to which the holders of Units of Series A Preferred Stock are entitled under clause
(i)(a) of this sentence and to which the holders of shares of such parity stock are entitled, in each case upon such liquidation, dissolution or winding up.

            (B) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of

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Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii)
combine outstanding shares of Common Stock into a smaller number of shares, then in each such case the aggregate amount to which holders of Units of Series A Preferred Stock were entitled immediately prior to such event pursuant to clause
(i)(b) of paragraph (A) of this Section 5 shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

      6. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or converted into other stock or securities, cash and/or any other property, then in any such case Units of Series A Preferred Stock shall at the same time be similarly exchanged for or converted into an amount per Unit (subject to the provision for adjustment hereinafter set forth) equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is converted or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide outstanding shares of Common Stock, or (iii) combine outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the immediately preceding sentence with respect to the exchange or conversion of Units of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction (y) the numerator of which shall be the number of shares of Common Stock that are outstanding immediately after such event and (z) the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

      7. Redemption. The Units of Series A Preferred Stock and shares of Series A Preferred Stock shall not be redeemable.

      8. Ranking. The Units of Series A Preferred Stock and shares of Series A Preferred Stock shall rank junior to all other series of the Preferred Stock and to any other class of Preferred Stock that hereafter may be issued by the Corporation as to the payment of dividends and the distribution of assets, unless the terms of any such series or class shall provide otherwise.

      9. Fractional Shares. The Series A Preferred Stock may be issued in Units or other fractions of a share, which Units or other fractions shall entitle the holder, in proportion to such holder's Units or other fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

      10. Amendment. At any time when any Units of Series A Preferred Stock are outstanding, neither the Certificate of Incorporation of the Corporation nor this Certificate of Designation shall be amended in any manner that would materially alter or change the powers, preferences or special rights of the Units of Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Units of Series A Preferred Stock, voting separately as a class.

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      11.   Certain Definitions. As used in this resolution with respect to the
Series A Preferred Stock, the following terms shall have the following meanings:

            (A) The term "Common Stock" shall mean the class of stock designated as the common stock, par value $.01 per share, of the Corporation at the date hereof or any other class of stock resulting from successive changes or reclassification of the common stock.

            (B) The term "junior stock" (i) as used in Section 3, shall mean the Common Stock and any other class or series of capital stock of the Corporation hereafter authorized or issued over which the Series A Preferred Stock has preference or priority as to the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation and (ii) as used in Section 5, shall mean the Common Stock and any other class or series of capital stock of the Corporation over which the Series A Preferred Stock has preference or priority in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

            (C) The term "parity stock" (i) as used in Section 3, shall mean any class or series of stock of the Corporation hereafter authorized or issued ranking pari passu with the Series A Preferred Stock as to the payment of dividends and (ii) as used in Section 5, shall mean any class or series of capital stock of the Corporation ranking pari passu with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up.

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      IN WITNESS WHEREOF, Eyetech Pharmaceuticals, Inc. has caused this
Certificate of Designation to be signed by its Chief Operating Officer and its Assistant Secretary as of June 10, 2005.

                                          EYETECH PHARMACEUTICALS, INC.

                                          By: /s/ Paul G. Chaney
                                              ----------------------------------
                                                  Name: Paul G. Chaney
                                                  Title: Chief Operating Officer

                                          By: /s/ Joseph T. Kennedy
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                                                  Name: Joseph T. Kennedy
                                                  Title: Assistant Secretary